UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2009

BARNES GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-04801 (Commission File Number)	06-0247840 (I.R.S. Employer Identification No.)

123 Main Street, Bristol, Connecticut (Address of principal executive offices)	06011-0489 (Zip Code)

(860) 583-7070

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.       Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements for Certain Officers.

(b) Retirement Agreement with Principal Accounting Officer

On February 11, 2009, Barnes Group Inc. (the “Company”) and Mr. Francis C. Boyle, Jr., the Vice President, Finance and Chief Accounting Officer of the Company, completed an agreement effective January 12, 2009 pursuant to which Mr. Boyle will retire from the Company effective March 1, 2010.

(e) Compensatory Arrangements of Certain Officers

1.	Compensation Committee Actions

On February 10, 2009, the Compensation and Management Development Committee of the Board of Directors (the “Compensation Committee”) of the Company took the following actions with respect to current executive officers of the Company who were “named executive officers” in the Company’s Proxy Statement dated April 4, 2008, and with respect to Christopher J. Stephens, Jr. who joined the Company effective January 12, 2009:

A.	Long-Term Incentive Grants.

Each of the awards described below was made pursuant to, and is governed by, the terms of the Barnes Group Inc. Stock and Incentive Award Plan, which has been approved by the Company’s stockholders. The Compensation Committee granted these long-term incentive awards at a level that represents an approximately 10% reduction of the fair market value at date of grant as compared to the value of long-term incentive awards made to executive officers in 2008 (with a theoretical fair market value for stock options in each case determined using the binomial valuation method applied consistently with the Company’s practice).

	Long-Term Incentive Grants
	Restricted Stock Units (# of units)	Performance Unit Awards (# of units)	Stock Options (# of shares)
G.F. Milzcik President and Chief Executive Officer	57,000	57,000	227,900

C.J. Stephens, Jr. Senior Vice President, Finance and Chief Financial Officer	6,300	7,300	25,000

P.J. Dempsey President, Logistics and Manufacturing and Vice President, Barnes Group Inc.	32,500	32,500	42,700

S.S. Gates Senior Vice President, General Counsel and Secretary	9,700	9,700	38,700

Restricted Stock Units

Each restricted stock unit award entitles the holder to receive, without payment to the Company, the number of shares of the Company’s Common Stock, par value $.01 (the “Common Stock”), equal to the number of restricted stock units that become vested and to receive dividend equivalents on the restricted stock units determined by multiplying the number of restricted stock units by the dividend per share paid on the Common Stock. The restricted stock units vest 33.34% on August 10, 2010 and 33.33% on each of August 10, 2012 and August 10, 2013. Of the restricted stock units granted to Mr. Dempsey, 10,700 units will vest according to the indicated schedule and the remaining 21,800 units will vest 20% on the third anniversary of grant, 20% on the fourth anniversary of grant and 60% on the fifth anniversary of grant.

The restricted stock units become non-forfeitable in the event the holder retires on or after February 10, 2010; provided, that the holder is at least 62 years old and has at least five years of service (a “Qualified Retirement”) and executes a covenant not to compete and release of claims.

The restricted stock units will be accelerated and become payable upon termination of the holder due to the holder’s death or disability or upon a change in control of the Company. In the event of the holder’s termination for any other reason, the unvested portion of the restricted stock units shall be forfeited.

Performance Unit Awards

Under the performance unit awards the executives have the right to receive a cash payment per unit awarded upon the achievement of basic earnings per share goals established by the Committee. The performance unit awards are to be earned as follows: 33.34% for fiscal year 2009 and 33.33% for each of fiscal years 2010 and 2011. In the event of a change in control of the Company, all of the performance unit awards shall be deemed to be earned.

In the event of a voluntary termination, involuntary termination with or without cause or a Qualified Retirement, the holder shall forfeit all unearned performance unit awards. In the event of termination due to death or disability, any performance unit awards earned in the year of such termination shall be paid and the reminder shall be forfeited.

On or about March 1 of each year following the year in which the performance unit awards are earned, a specified dollar amount equal to the number of earned units multiplied by the per share fair market value of the Common Stock on the date preceding the payment date will be delivered to the officers.

Stock Options

All of the stock options granted to Messrs. Milzcik, Stephens and Dempsey, and Ms. Gates shall vest at the rate of 33.34% on August 10, 2010 and 33.33% on each of August 10, 2011 and August 10, 2012. The exercise price of each stock option is $11.45, the fair market value of a share of Common Stock on the date of grant, determined in accordance with the Barnes Group Inc. Stock and Incentive Award Plan.

In the event of a termination due to death, disability or a change in control of the Company, the stock options will become exercisable in full. In the event of a death or disability termination, the stock options may be exercised within one year of such termination.

In the event of an involuntary termination without cause, unvested stock options shall be forfeited and the holder shall have one year to exercise vested stock options. In the event of an involuntary termination for cause all stock options are forfeited. In the event of a voluntary termination, unvested stock options shall be forfeited and vested options shall terminate as of the last day of employment.

In the event of a Qualified Retirement on or after February 10, 2010, so long as the holder executes a covenant not to compete, stock options shall continue to vest as scheduled. If the holder does not execute such covenant, unvested stock options shall be forfeited. If the holder also executes a release of claims, the holder shall have five years from the retirement date to exercise vested stock options. If the holder does not execute such release, the holder shall have one year to exercise vested stock options.

Action Regarding Outstanding Long-Term Incentive Grants

With respect to outstanding performance share awards granted to each of Messrs. Milzcik, Arrington, and Ms. Gates in 2006, 2007 and 2008 to be earned in 2008 upon attainment of targeted basic earnings per share levels, the Compensation Committee determined that 50% of the target number of shares under 2006, 2007 and 2008 awards available to be earned in 2008, had been earned as set forth below:

Performance Share Awards Earned Based on 2008 Performance

Performance shares granted in:	2006	2007	2008
G.F. Milzcik	1,333	4,550	7,100

J.R. Arrington	800	900	750

S.S. Gates	800	900	750

Mr. Stephens joined the Company effective January 12, 2009 and therefore did not receive any prior grants of performance share awards.

B.	Salary

The Company has implemented a freeze on all salary levels for all salaried employees, including all executive officers.

C.	Annual Bonus Awards

The Compensation Committee granted the following cash bonuses pursuant to the Company’s Performance-Linked Bonus Plan for Selected Executive Officers (“PLBP”). The grants were based, in the case of Messrs. Milzcik and Arrington, and Ms. Gates, upon achievement of a 2008 basic earnings per share goal set in December 2007 by the Compensation Committee. By prior agreement, Mr. Dempsey’s bonus award is to be paid at a target level bonus based on the performance of the Aerospace unit. Mr. Dempsey was President of the Company’s Aerospace unit until October 2007, when he assumed responsibility for the Distribution unit. The Company agreed to provide Mr. Dempsey with the Aerospace bonus at the minimum target level so that he would not have a disincentive to assume the new role. Mr. Stephens joined the Company effective January 12, 2009 and therefore was not eligible for a 2008 award.

Bonus Award
G.F. Milzcik	$149,430

J.R. Arrington	39,337

P.J. Dempsey	202,500

S.S. Gates	40,122

At its February 10, 2009 meeting, the Compensation Committee established performance goals for 2009 under the PLBP regarding: (a) basic earnings per share of the Company; (b) performance profit after tax (“PPAT”), as previously calculated under the PLBP, of each of the Company’s reclassified segments (Logistics and Manufacturing and Precision Components); and (c) a new performance metric established by the Committee based on the working capital of the Company and each of the segments. 80% of each executive’s annual incentive award opportunity is based on basic earnings per share of the Company or PPAT of the applicable segment and 20% is based on the working capital metric.

2.	Christopher J. Stephens, Jr. Severance Agreement

On February 11, 2009, the Company and Mr. Christopher J. Stephens, Jr. completed a severance (change in control) agreement effective as of January 12, 2009 in substantially the same form as generally entered into between the Company and its executive officers. The agreement is automatically extended for one year on each January 1st unless notice not to extend the agreement is provided by September 30 of the preceding year.

The severance agreement provides, among other things, that upon the occurrence of a change in control, Mr. Stephens is entitled to a cash payment equal to a prorated target annual bonus for the year in which the change in control occurs (subject to offset by the amount of annual and other bonuses that are otherwise paid to Mr. Stephens with respect to such year). Also, upon the occurrence of a change in control, Mr. Stephens is fully vested in all options held by him, and other stock-based awards held by Mr. Stephens will vest to the extent provided for in the award agreements evidencing such awards.

In addition, if, following a change in control, Mr. Stephens’ employment is involuntarily terminated other than for cause or if Mr. Stephens voluntarily terminates employment for good reason, then he is entitled to severance payments and benefits conditioned on him executing a release of all claims and liabilities of any kind relating to his employment and his termination of employment. These payments and benefits consist of: (i) an amount equal to the severance pay to which he would be entitled under the Company’s Executive Separation Pay Plan; (ii) a cash payment equal to two times his most recent base salary and two times the highest of his annualized average annual bonus for the years (up to three) prior to his employment termination or the change in control or the target bonus for the year in which separation from service occurs, minus the amount paid in (i) above; (iii) a cash payment equal to a prorated target bonus for the year in which the separation from service occurs (less any pro rata bonus previously paid for the same period); (iv) 24 months of additional age credit, benefit accruals and vesting credit under the Company’s non-qualified and qualified retirement plans; (v) an amount equal to 24 multiplied by the value of Mr. Stephens’ average monthly perquisites (as in effect on the date of termination); (vi) 24 months continued participation in any welfare plans of the Company in which Mr. Stephens was participating at the time of his employment termination including without limitation health care benefits on a tax-free basis and continued participation in the Company’s Senior Executive Enhanced Life Insurance Program to the extent that Mr. Stephens is a participant in that plan at his employment termination.

If Mr. Stephens becomes entitled to health, welfare, pension and other benefits of the same type as referred to above during the 24-month period following employment termination, the Company will stop providing these benefits to him.

The agreement also provides that, if any payment or benefit would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, the severance payments and benefits to Mr. Stephens will be reduced if and to the extent that reducing the payments and benefits would result in the executive’s retaining a larger amount, on an after-tax basis, than if he received the entire amount of such payments and benefits.

3.	Christopher J. Stephens, Jr. Incentive Compensation Reimbursement Agreement

On February 10, 2009, the Company and Mr. Stephens completed an Incentive Compensation Reimbursement Agreement effective as of January 12, 2009. The reimbursement agreement with Mr. Stephens provides for, in certain circumstances, a “claw-back” of any cash or equity awards earned by Mr. Stephens that are based on achieving specified financial performance targets if, subsequent to the awards, the Company restates financial statements (with exceptions for restatements not caused by misconduct or error) to comply with generally accepted accounting principles requirements and financial results are lower than those upon which awards were calculated. The amount to be potentially clawed back is the excess of awards received (net of taxes paid by Mr. Stephens) over those which would have been earned based on restated financial results. However, the claw-back provision does not apply to amounts received by Mr. Stephens with regard to equity-based compensation that has a vesting schedule based on the passage of time and the continued performance of services, and not on the achievement of any performance objectives or to any award granted Mr. Stephens that has or had alternative vesting criteria unrelated to the performance objectives affected by the mandatory restatement that have otherwise been satisfied at the time of the mandatory restatement. In addition, if Mr. Stephens concludes that the amount to be repaid to the Company in accordance with the claw-back provisions is excessive and inequitable, he may petition the Compensation Committee to review that determination. If the Committee agrees with Mr. Stephens’ conclusion, it shall, in its sole discretion, specify an amount to be repaid to the Company that it concludes is equitable and appropriate under the circumstances. If the Compensation Committee does not agree that the formula produces a result that is excessive and inequitable, no adjustment will be made in the amount to be repaid to the Company. The determination, conclusions and other actions of the Compensation Committee will be conclusive.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 17, 2009

BARNES GROUP INC. (Registrant)

By: /s/ Signe S. Gates
Signe S. Gates
Senior Vice President, General Counsel
and Secretary